SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report:	August 3, 2006

(Date of earliest event reported):	August 1, 2006

LOEWS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6541	13-2646102
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

667 Madison Avenue, New York, N.Y.	10021-8087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 521-2000

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 1, 2006, the Registrant entered into a Retirement Agreement (the “Retirement Agreement”) with CNA Financial Corporation (“CNA”) pursuant to which, subject to the terms and conditions thereof: (1) the Registrant agreed to sell to CNA the 7,500 shares of CNA’s Series H Cumulative Preferred Stock (“Series H Stock”) owned by the Registrant (constituting all of the Series H Stock) for a purchase price equal to the $100,000 per share liquidation preference of the Series H Stock plus all accumulated and unpaid dividends thereon as of the closing date; (2) the Registrant agreed, concurrently therewith, to purchase from CNA 7,863,258 shares of CNA common stock at a price of $33.64 per share; and (3) CNA agreed to enter into a registration rights agreement with the Registrant pursuant to which the Registrant will have the right, on three occasions, to demand that CNA register up to an aggregate of 7,863,258 shares of CNA common stock held by the Registrant for resale in a public offering and may request that CNA include those shares in certain registration statements that it may file in the future.

The foregoing transactions are subject to CNA’s successful completion of a public offering of its common stock and one or more issuances of its debt securities, with total gross proceeds to CNA of not less than $650 million, as well as other customary closing conditions.

In addition to the Series H Stock, as of August 1, 2006 the Registrant owned approximately 91% of the outstanding common stock of CNA. After giving effect to the transactions described above and CNA’s public offering of seven million shares of common stock announced on August 1, 2006, the Registrant will own approximately 89% of the outstanding common stock of CNA.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits:

Exhibit Reference
Exhibit
Number	Description

10.1	Retirement Agreement, dated as of August 1, 2006, between Loews Corporation and CNA Financial Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOEWS CORPORATION
(Registrant)

Dated: August 3, 2006	By:	/s/ Gary W. Garson
Gary W. Garson
Senior Vice President
General Counsel
and Secretary